Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Sheryl Seapy
949-608-0841

FOR IMMEDIATE RELEASE

Additional Data from the Qnexa Phase 3 Studies Presented
at The Obesity Society 27th Annual Scientific Meeting

Results Support Qnexa’s Overall Efficacy and Safety Profile; Company on Track for NDA Filing By End of 2009

MOUNTAIN VIEW, Calif., October 29, 2009 - VIVUS, Inc. (NASDAQ: VVUS) today announced that additional data on Qnexa™, an investigational drug candidate for obesity, was presented at the 27th annual scientific meeting of The Obesity Society (TOS) in Washington D.C.  Wesley W. Day, PhD, vice president of clinical development at VIVUS, presented the additional data from the company’s two year-long phase 3 obesity trials during the Pharmacotherapy Update portion of the pre-conference on October 24, 2009. Top-line results from the phase 3 studies were previously reported in September 2009.  The presentation included data from the EQUIP (OB-302) and CONQUER (OB-303) studies that further supports the safety and efficacy profile of Qnexa.

The additional efficacy data from the EQUIP study that was presented included weight loss by BMI category, on an intent-to-treat, last observation carried forward (ITT-LOCF) basis for full dose Qnexa.

Percent Weight Loss (ITT-LOCF)

Baseline BMI	Placebo	Full Dose Qnexa

>35-40	1.8%	10.7%
>40-45	1.3%	11.1%
>45-50	1.0%	11.8%
>50	2.0%	10.3%

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

“The EQUIP study was designed to look at the effect of Qnexa on morbidly obese patients, that is, those patients with a baseline BMI of 35 or greater.  The average baseline BMI in the EQUIP study was 42.1.  A review of results by baseline BMI show a consistent effect across a broad range of patients based on starting body weight,” stated Wesley W. Day. “On an ITT-LOCF basis, the overall percent weight loss in the EQUIP study was 11% for patients on full dose Qnexa, as compared to 1.6% for the placebo group.”

Also included in the presentation were discontinuation rates for cognitive events.  Overall, these rates were low and the events were generally mild to moderate and reversible with discontinuation of treatment.  There was one severe event in the treatment arm and one in the placebo arm that led to discontinuation. Specifically, the discontinuation rates for various cognitive-related events were as follows:

% of Patients	EQUIP (n=1,264)			CONQUER (n=2,485)
MedDRA Preferred Terms	Placebo	Qnexa Low	Qnexa Full	Placebo	Qnexa Mid	Qnexa Full

Disturbance in Attention	0.4%	0.0%	1.4%	0.1%	0.0%	0.7%

Memory Impairment	0.0%	0.0%	0.0%	0.1%	0.0%	0.5%

Amnesia (forgetfulness)	0.2%	0.0%	0.6%	0.0%	0.2%	0.3%

Aphasia (word finding difficulties)	0.0%	0.0%	0.2%	0.0%	0.0%	0.3%

Cognitive Disorder	0.2%	0.0%	0.0%	0.0%	0.0%	0.2%

Confusional State	0.0%	0.4%	0.2%	0.1%	0.2%	0.1%

Bradyphrenia (slow thinking)	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%

Disorientation	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Mental Impairment	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Events are not additive as some patients have reported more than one event leading to study drug discontinuation.

Consistent with standard scientific and regulatory methodologies, these infrequent events that lead to study drug discontinuation were pooled by dose across all one-year studies in an effort to provide a more accurate estimation of the incidence of each event.   This pooled analysis, presented in September, which is a part of the Integrated Summary of Safety (ISS) in the Qnexa

NDA, demonstrates that the discontinuation rates for these various cognitive-related events were low and all occurred at a frequency of less than 1%.  Specifically, the discontinuation rates from the ISS due to cognitive events from the year-long Qnexa studies (OB-302, OB-303 and OB-202/DM-230) were:

MedDRA Preferred Terms	Placebo (n=1,561)	Qnexa Low (n=240)	Qnexa Mid (n=498)	Qnexa Full (n=1,580)	Qnexa All doses (n=2,318)

Disturbance in Attention	0.2%	0.0%	0.0%	0.9%	0.6%

Memory Impairment	0.1%	0.0%	0.0%	0.3%	0.2%

Amnesia (forgetfulness)	0.1%	0.0%	0.2%	0.4%	0.3%

Aphasia (word finding difficulties)	0.0%	0.0%	0.0%	0.3%	0.2%

Cognitive Disorder	0.1%	0.0%	0.0%	0.1%	0.1%

Confusional State	0.1%	0.4%	0.2%	0.1%	0.2%

Bradyphrenia (slow thinking)	0.0%	0.0%	0.0%	0.1%	0.0%

Disorientation	0.0%	0.0%	0.0%	0.0%	0.0%

Mental Impairment	0.0%	0.0%	0.0%	0.0%	0.0%

Events are not additive as some patients have reported more than one event leading to study drug discontinuation

Of the events shown in the table above, the most frequent reason for patients discontinuing Qnexa was disturbance in attention.  For the 1,580 patients receiving full dose Qnexa, the discontinuation rate for this event was 0.9%.  This rate is considerably lower than the similar event rates reported in the Topamax® (topiramate) label.

The label for Topamax for the prevention of migraine includes a discontinuation rate due to disturbance in attention of 3%.  In addition, discontinuation rates for attention in a published study on topiramate monotherapy were 3% to 4% for doses from 96 to 192 mg (Wilding, et. al., International Journal of Obesity).

The clinical relevance of the effect of Qnexa on cognitive function is low, as demonstrated by the results from a prospective evaluation of cognitive function using RBANS (Repeatable

Battery for the Assessment of Neuropsychological Status), a validated tool administered during previous clinical studies of Qnexa (OB-301 and DM-202/DM-230).  Dr. Christopher Randolph, clinical professor at Loyola University Medical School in Maywood, Ill., the developer of the RBANS instrument and an expert in the assessment of cognitive function, reviewed the results of the RBANS studies.  Dr. Randolph commented, “My overall impression from the RBANS data is that Qnexa at the doses tested does not appear to produce a clinically significant change in cognitive function in this patient population.”

“Qnexa is a proprietary formulation of controlled release topiramate and phentermine.  As evidenced by the high retention and low dropout rates in the pivotal trials, we believe the reduced Cmax of topiramate, in the presence of phentermine, has a beneficial net effect on centrally mediated adverse events such as attention, as compared to commercially available topiramate formulations,” stated Wesley Day, vice president of clinical development of VIVUS.

“The integrated safety summary for the year-long studies showed that discontinuation rates due to cognitive side effects were minimal as no MedDRA preferred term associated with cognitive effects resulted in discontinuation in more than 1% of subjects.  Previous studies of topiramate monotherapy have discontinuation rates for disturbance in attention that were at least three times greater than what was observed in our studies.  These results were consistent with the expected profile and previous experience of Qnexa in our studies,” stated Leland Wilson, president and chief executive officer of VIVUS.  “We believe this additional data further substantiates the safety profile of Qnexa.  Taken in the context of the statistically significant weight loss and improvement on co-morbidities, Qnexa has a positive benefit/risk profile.  Completion rates for patients on Qnexa were significantly better as compared to placebo in the phase 3 trials.  We believe the overall efficacy and safety profile of Qnexa supports approvability.”

The company anticipates filing the NDA for Qnexa by the end of 2009.

Previously reported highlights from the EQUIP and CONQUER studies were included in the presentation:

•                  Average weight loss of 14.7% (37 lbs) was achieved by patients treated with Qnexa for 56 weeks in the EQUIP study;

•                  Significant improvements in cardiovascular, metabolic and inflammatory risk factors among patients treated with Qnexa;

•                  FDA efficacy benchmarks for weight loss agents were exceeded at all three doses of Qnexa tested in the clinical program; and

•                  Completion rates up to 69% were significantly higher than placebo at all three doses of Qnexa, indicating favorable tolerability.

•                  Across both 56-week studies, the most commonly reported side effects were dry mouth, tingling, constipation, altered taste and insomnia.

•                  There were no serious adverse events reported for cognitive disorders.

EQUIP (OB-302) Study Overview

The EQUIP study included 1,267 morbidly obese patients (1,050 females and 217 males) across 93 centers in the United States. The average baseline BMI of the study population was 42.1 kg/m2 and baseline weight was 256 pounds.  Patients had a 4-week dose titration period followed by 52 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 3-arm, prospective trial with patients randomized to receive once-a-day treatment with low-dose Qnexa, full-dose Qnexa or placebo. Patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

CONQUER (OB-303) Study Overview

The CONQUER study included 2,487 overweight and obese patients (1,737 females and 750 males) with high blood pressure, high cholesterol or type 2 diabetes across 93 centers in the United States. The average baseline BMI of the study population was 36.6 kg/ m2 and baseline weight was 227 pounds. Patients had a 4-week dose titration period followed by 52 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 3-arm, prospective trial with patients randomized to receive once-a-day treatment with mid-dose Qnexa, full-dose Qnexa or placebo. Patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

About Qnexa

Qnexa (Q-NEX-uh) is an investigational drug being developed to address weight loss.  Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low dose phentermine and topiramate, which is believed to address both appetite and satiety - the two main mechanisms that impact eating behavior - in one capsule. In phase 2 and 3 clinical data to date, Qnexa has demonstrated significant weight loss, glycemic control, and improvement in cardiovascular risk factors.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health. The company’s lead product in clinical development, Qnexa(TM), has recently completed phase 3 clinical trials for the treatment of obesity. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor, and in phase 2 development of Luramist(TM) for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE(R) (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.